Exhibit 10.1

Agreement

Dated Effective November 25, 2008

en2go International, Inc. (“en2go” or the “Company”) and Richard Genovese and/or his affiliates (collectively “Genovese”) hereby agree to the following:

1.

Genovese agrees to provide to the Company the following advances on the following dates:

Date:	Amount:
November 19, 2008	$10,000.00
November 28, 2008	$150,000.00
December 11, 2008	$100,000.00
December 16, 2008	$50,000.00
December 29, 2008	$100,000.00
December 31, 2008	$135,000.00

Total	$545,000.00
(Collectively “Advances”)

In consideration for the Advances, Genovese shall be issued a Convertible Debenture (“Debenture”) for the aggregate principal amount of $545,000.00 (“Initial Debenture”).  The Debenture shall be non-interest bearing and will mature on December 5, 2011.  At the Holder’s sole discretion, the Holder may elect to convert the Debenture, in whole or in part, at any time prior to maturity, into common shares of the Company at a conversion price of $0.10 per share.  As additional compensation, Genovese shall be issued a share purchase warrant certificate for 5,450,000 warrants with each warrant exercisable into one common share at $0.15 per share for a period of three years commencing from the date of the issuance of the warrant certificate (“Initial Warrants”).

2.

Genovese additionally agrees to provide to the Company the following advances on the following dates:

Date:	Amount:
On or before January 23, 2009	$189,166.00
On or before February 1, 2009	$151,033.00
On or before February 15, 2009	$141,533.00
On or before March 1, 2009	$151,033.00
On or before March 15, 2009	$119,033.00
On or before April 1, 2009	$128,533.00

Total	$880,331.00
(Collectively “ Subsequent Advances”).

In consideration for each of the Subsequent Advances, Genovese shall be issued a Debenture for the stated value of the amounts advanced.  Each Debenture shall be non-interest bearing and will mature on three (3) years from the date of the issuance of each Debenture.  At the Holder’s sole discretion, the Holder may elect to convert the Debenture, in whole or in part, at any time prior to maturity, into common shares of the Company at a conversion price of $0.10 per share.  As additional compensation, Genovese shall be issued a share purchase warrant certificate for a number of warrants determined by issuing 10 warrants for each $1.00 advanced.  Each warrant shall be exercisable into one common share at $0.15 per share for a period of three years commencing from the date of the issuance of the warrant certificate.

3.

Genovese shall be granted the right of first refusal/right of participation in connection with any additional financing of the Company for two (2) years from the date of this Agreement. In the event that Genovese does not make each of the Subsequent Advances on the dates set forth in paragraph 2, the rights under this paragraph shall terminate.

4.

Genovese shall have the right to nominate two directors as members of the Board of Directors of the Company at a Board Meeting anytime prior to July 1, 2009, subject to board and regulatory approval.  In the event that Genovese does not choose to nominate any person by July 1, 2009, his rights in this regard shall be terminated.  Also, in the event that Genovese does not make each of the Subsequent Advances on the dates set forth in paragraph 2, Genovese shall only have the right to nominate one director as a member of the Board of Directors of the Company. Genovese shall be granted the right to observe board meetings.

5.

The Company agrees on a monthly basis to submit to the Board and to Genovese a budget for the ensuing 30, 60 and 90 day period commencing December 2008.  The Board and Genovese shall approve the budget.  To the extent that there are no deviations or changes from an approved budget on any line item, the Company shall make the budgeted payments on a timely basis.  To the extent that there are any deviations from the approved budget on any line item, Genovese shall approve all such deviations/payments prior to the Company making any payment.

6.

Paul Fishkin and Tolga Katas agree that for a period of 24 months from the effective date of this Agreement they will not vote their shares in any manner that would remove Genovese or his appointees from the Board.

7.

For a period of one year from the date of this Agreement, Genovese shall have the right to ask the Board of Directors to pass a resolution causing the Company to take all the necessary steps to complete a reverse stock split (consolidation) of the Company’s stock on the basis of 1 new share for up to 10 old shares.

8.

The Board of Directors agrees to pass a resolution causing the Company to take all necessary steps to increase the Company’s authorized capital to 500,000,000 shares subject to shareholders and regulatory approval no later than February 15, 2009.

9.

This Agreement, including the form of all legal documents, is subject to the approval of the en2go Board of Directors.  If the Board refuses approval, the Company shall issue the Initial Debentures and Initial Warrants.

January 15, 2009

Agreed to by:

en2go International, Inc.
By:	/s/ Paul Fishkin	/s/ Richard Genovese
	Paul Fishkin, President	Richard Genovese

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